CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS

of

SERIES C-1 CONVERTIBLE PREFERRED STOCK, SERIES C-2 CONVERTIBLE PREFERRED STOCK, SERIES D-1
CONVERTIBLE PREFERRED STOCK AND SERIES D-2 CONVERTIBLE PREFERRED STOCK

of

LA JOLLA PHARMACEUTICAL COMPANY

(Pursuant to Section 151 of the
Delaware General Corporation Law)

La Jolla Pharmaceutical Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law (“DGCL”), and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, adopted the following resolution on May 21, 2010, which authorizes four series of the Corporation’s previously authorized Preferred Stock, par value $0.01 per share (the “Preferred Stock”):

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the Restated Certificate of Incorporation of the Corporation hereby creates four series of Preferred Stock, par value $0.01 per share, with such respective voting powers and with such respective designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions, as set forth below:

I. DESIGNATION AND AMOUNT

The designation of the first new series, which consists of 11,000 shares of Preferred Stock, is the Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”). The designation of the second new series, which consists of 22,000 shares of Preferred Stock, is the Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock” and together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”). The designation of the third new series, which consists of 5,134 shares of Preferred Stock, is the Series D-1 Convertible Preferred Stock (the “Series D-1 Preferred Stock”). The designation of the fourth new series, which consists of 10,268 shares of Preferred Stock, is the Series D-2 Convertible Preferred Stock (the “Series D-2 Preferred Stock” and, together with the Series C Preferred Stock and Series D-1 Preferred Stock, the “New Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A. “Change of Control” shall mean the following, provided, however, that in no event shall a Strategic Transaction that is approved by the Requisite Holders also be deemed to constitute a Change of Control:

(i) the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole, or the sale or disposition (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or

(iii) the consolidation, merger or other business combination of the Corporation with or into another entity that results in the cancellation of shares of any one or more series of New Preferred Stock or that results in the conversion of shares of any one or more series of New Preferred Stock into (1) shares of any other class or series of capital stock of the Corporation, (2) securities of the Corporation or any other person (or the right to receive any such securities), (3) any property (including, without limitation, cash and the right to receive cash or other property) or (4) any combination of the foregoing.

B. “Closing Date” means 11:59 p.m. on the date of the closing under the Securities Purchase Agreement dated May 24, 2010 by and among the Corporation and the purchasers named therein, as the same may be amended from time to time (the “Securities Purchase Agreement”).

C. “Closing Sales Price” means, as of any date, (i) the last trading price of the Common Stock on the principal Trading Market (as defined in Article II.P.) during regular trading hours on which such security is listed or traded as reported by Bloomberg Financial L.P. (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”) or (ii) if no last trading price is so reported for such date, the average of the closing bid and ask prices on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg. If the Closing Sales Price cannot be calculated for such Common Stock as of any of such dates on any of the foregoing bases, the Closing Sales Price on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Requisite Holders, with the costs of such appraisal to be borne by the Corporation.

D. “Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

E. “Common Stock Equivalents” means any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock or any security of any subsidiary of the Corporation, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock or any security of any subsidiary of the Corporation.

F. “Conversion Date” means, for any Optional Conversion (as defined in Article IV.A.), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.

G. “Conversion Price” means the price obtained by dividing $1,000 by 66,667, and shall be subject to adjustment as set forth in Article X below.

H. “Face Amount” shall mean, with respect to the New Preferred Stock, $1,000.00 per share, as adjusted (i) for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like and (ii) with respect to any given share or shares of New Preferred Stock, to account for any accretion in the Face Amount as a result of accrued but unpaid dividends or any other increase provided for in this Certificate of Designations.

I. “Measurement Date” means for purposes of any issuance of securities, the date of issuance thereof.

J. “Original Issue Date” means, with respect to each share of Series C-1 Preferred Stock or Series C-2 Preferred Stock, the date of issuance of such share.

K. “Other Stock” means (i) any class or series of preferred stock or other capital stock of the Corporation, other than Common Stock, Common Stock Equivalents and New Preferred Stock and (ii) any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time any capital stock listed in clause (i), including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, any capital stock listed in clause (i).

L. Unless otherwise expressly provided in this Certificate of Designations, each reference to a “person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

M. “Requisite Holders” means the holders of at least 66-2/3% of the then outstanding shares of New Preferred Stock, voting together as one class.

N. “Strategic Transaction” means (i) any joint venture, partnership, development agreement, research agreement, marketing agreement or license agreement, in each case relating to any drug or drug candidate, medical device or diagnostic, (ii) any disposition of any material asset of the Corporation or any subsidiary, in each case whether by sale, lease, license, exchange, transfer or otherwise, (iii) any material acquisition of any stock or assets of a third party by the Corporation or any subsidiary, or (iv) a resolution of the Board of Directors authorizing the further development of the Corporation’s drug candidate Riquent in future human clinical trials, but only if such further development is first approved by the Requisite Holders.

O. “Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close. Notwithstanding the foregoing, the following shall not be deemed Trading Days:

•	December 24 to January 2;

•	The Fridays immediately before Memorial Day and immediately before Labor Day;

•	The weekday immediately before and the weekday immediately after Independence Day, provided that if Independence Day is on a Wednesday, then the two following weekdays;

•	Columbus Day; or

•	The Friday immediately after Thanksgiving.

P. “Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”) or the NYSE Amex, or any successor markets thereto.

Q. “Warrants” shall mean the Cashless Warrants, Cash Warrants and Subsequent Cashless Warrants (each as defined in the Securities Purchase Agreement).

R. “Week” means a consecutive seven (7) calendar day period.

III. DIVIDENDS

A. Holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative mandatory dividends at the rate per share of 15% of the Face Amount per annum, payable semi-annually on November 25 and May 25 beginning on the first such date after the applicable Original Issue Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day). Such dividends shall be payable in such number of additional shares of Series C-1 Preferred Stock with respect to the Series C-1 Preferred Stock and Series C-2 Preferred Stock with respect to the Series C-2 Preferred Stock, in each case determined by dividing the amount of the cumulative dividends by the Face Amount; provided, however, that if funds are not legally available for the payment of dividends on the Series C-1 Preferred Stock or Series C-2 Preferred Stock, such dividends shall, effective on the close of business on a Dividend Payment Date with respect to an unpaid dividend, accrete to, and increase, the Face Amount of the Series C-1 Preferred Stock or Series C-2 Preferred Stock, respectively. Dividends on the Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, shall accrue daily commencing on the applicable Original Issue Date, and, subject to the preceding sentence, shall be deemed to accrue from such applicable Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The record date for determining the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock entitled to dividends pursuant to this paragraph shall be the fifth (5th) Trading Day before the Dividend Payment Date. If any such cumulative dividends would result in the issuance of a fractional share of Series C-1 Preferred Stock or Series C-2 Preferred Stock, the Corporation shall issue a fractional share therefor, rounded to the nearest 1/1000th of a share. For the avoidance of doubt, (i) for purposes of any conversion or redemption of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock, any amount accreted to the Face Amount of such shares pursuant to this paragraph as of such conversion or redemption shall not be deemed accrued but unpaid dividends and (ii) in the event of a conversion or redemption that occurs between Dividend Payment Dates, dividends shall be deemed to accrue through the date of such conversion or redemption, even if such accrual is less than a full semi-annual dividend period.

B. Shares of Series D-1 Preferred Stock and Series D-2 Preferred Stock shall not entitle the holder thereof to receive any dividends.

IV. CONVERSION

A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of New Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of New Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

Face Amount
Conversion Price

Following the effectiveness of any Optional Conversion, the shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock, as applicable, so converted shall also entitle the former holder of such shares to receive, on the Dividend Payment Date next following such conversion, a number of shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock, respectively, equal to the unpaid dividends that accrued on the shares so converted through the date of such conversion, divided by the Face Amount.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: Secretary). Such notice shall be delivered to conversions@ljpc.com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.

(i) Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the second Trading Day following the Conversion Date (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of New Preferred Stock being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or with any such equivalent program.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the New Preferred Stock.

(iii) No Fractional Shares. If any conversion of New Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the New Preferred Stock shall be the next lower whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

C. Limitations on Conversions. The conversion of shares of New Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Timing and Volume Limitations.

(1) The Series C-1 Preferred Stock shall only be eligible for Optional Conversion (i) on or after the date that is six months and one Week following the Closing Date (the “Series 1 Conversion Trigger Date”) and (ii) on any day, with respect to a holder of shares of Series C-1 Preferred Stock, to the extent that, together with all prior conversions by such holder under this Article IV of shares of Series C-1 Preferred Stock and Series D-1 Preferred Stock, the total aggregate number of shares of Series C-1 Preferred Stock and Series D-1 Preferred Stock that have been converted by such holder under this Article IV does not exceed the product (rounded down to the nearest whole share) of (A) 2.5% of the sum of (1) the total number of shares of Series C-1 Preferred Stock held of record by such holder as of the Closing Date and (2) the maximum total number of shares of Series D-1 Preferred Stock issuable to such holder assuming the full exercise for cash of Cashless Warrants held as of the Closing Date, multiplied by (B) the number of whole or partial Weeks elapsed (but not less than zero Weeks) since the Series 1 Conversion Trigger Date.  For the avoidance of doubt, as an example, if the Series 1 Conversion Trigger Date were on a Tuesday, such calculation shall be based upon a Tuesday through Monday Week.

(2) The Series C-2 Preferred Stock shall only be eligible for Optional Conversion by any holder of shares of Series C-2 Preferred Stock (i) on or after the date that is six months following the date on which such holder of such shares of Series C-2 Preferred Stock first exercised a Cash Warrant, in whole or in part, to purchase shares of Series C-2 Preferred Stock (with respect to such holder, the “Series 2 Conversion Trigger Date”) and (ii) on any day, to the extent that, together with all prior conversions by such holder under this Article IV of shares of Series C-2 Preferred Stock and Series D-2 Preferred Stock, the total aggregate number of shares of Series C-2 Preferred Stock and Series D-2 Preferred Stock that have been converted by such holder under this Article IV does not exceed the product (rounded down to the nearest whole share) of (A) 2.5% of the sum of (1) the maximum total number of shares of Series C-2 Preferred Stock issuable to such holder assuming the full exercise for cash of Cash Warrants held of record by such holder as of the Closing Date and (2) the maximum total number of shares of Series D-2 Preferred Stock issuable to such holder assuming the full exercise for cash of Subsequent Cashless Warrants issuable to such holder assuming the full exercise for cash of Cash Warrants held of record by such holder as of the Closing Date, multiplied by (B) the number of whole or partial Weeks elapsed (but not less than zero Weeks) since the Series 2 Conversion Trigger Date for such holder. For the avoidance of doubt, as an example if the Series 2 Conversion Trigger Date were on a Tuesday, such calculation shall be based upon a Tuesday through Monday Week.

(3) The Series D-1 Preferred Stock shall only be eligible for Optional Conversion (i) on or after the Series 1 Conversion Trigger Date and (ii) on any day, with respect to a holder of shares of Series D-1 Preferred Stock, to the extent that, together with all prior conversions by such holder under this Article IV of shares of Series C-1 Preferred Stock and Series D-1 Preferred Stock, the total aggregate number of shares of Series C-1 Preferred Stock and Series D-1 Preferred Stock that have been converted by such holder under this Article IV does not exceed the product (rounded down to the nearest whole share) of (A) 2.5% of the sum of (1) the total number of shares of Series C-1 Preferred Stock held of record by such holder as of the Closing Date and (2) the maximum total number of shares of Series D-1 Preferred Stock issuable to such holder assuming the full exercise for cash of Cashless Warrants held as of the Closing Date, multiplied by (B) the number of whole or partial Weeks elapsed (but not less than zero Weeks) since the Series 1 Conversion Trigger Date.  For the avoidance of doubt, as an example, if the Series 1 Conversion Trigger Date were on a Tuesday, such calculation shall be based upon a Tuesday through Monday Week.

(4) The Series D-2 Preferred Stock shall only be eligible for Optional Conversion by any holder of shares of Series D-2 Preferred Stock (i) on or after the Series 2 Conversion Trigger Date and (ii) on any day, to the extent that, together with all prior conversions by such holder under this Article IV of shares of Series C-2 Preferred Stock and Series D-2 Preferred Stock, the total aggregate number of shares of Series C-2 Preferred Stock and Series D-2 Preferred Stock that have been converted by such holder under this Article IV does not exceed the product (rounded down to the nearest whole share) of (A) 2.5% of the sum of (1) the maximum total number of shares of Series C-2 Preferred Stock issuable to such holder assuming the full exercise for cash of Cash Warrants held of record by such holder as of the Closing Date and (2) the maximum total number of shares of Series D-2 Preferred Stock issuable to such holder assuming the full exercise for cash of Subsequent Cashless Warrants issuable to such holder assuming the full exercise for cash of Cash Warrants held of record by such holder as of the Closing Date, multiplied by (B) the number of whole or partial Weeks elapsed (but not less than zero Weeks) since the Series 2 Conversion Trigger Date for such holder. For the avoidance of doubt, as an example if the Series 2 Conversion Trigger Date were on a Tuesday, such calculation shall be based upon a Tuesday through Monday Week.

(5) Notwithstanding the foregoing paragraphs (1) through (4), in the event of a Redemption Event, each holder of New Preferred Stock shall have the right to exercise all Warrants and convert all New Preferred Stock held of record by such holder, subject to Article IV.C.(ii).

(6) For purposes of the foregoing paragraphs (1) through (4), references to a particular holder and that holder’s prior conversions shall include all conversions effected by the holder’s predecessors and successors in interest.

(7) The foregoing paragraphs (1) and (3) shall each terminate and be of no further force and effect upon the date that is 40 Weeks following the Series 1 Conversion Trigger Date. The foregoing paragraphs (2) and (4) shall each terminate and be of no further force and effect upon the date that is 40 Weeks following the Series 2 Conversion Trigger Date.

(ii) Additional Restrictions on Conversion or Transfer. Notwithstanding anything in this Certificate of Designations to the contrary, at no time may the Corporation issue or sell shares of Common Stock (including transfers by the Corporation of treasury stock) to a holder of New Preferred Stock, and in no event shall any holder of shares of New Preferred Stock have the right to convert shares of New Preferred Stock into shares of Common Stock, in each such case (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together beneficially own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be waived. Any purported issuance, sale, transfer or conversion effected in violation of this paragraph shall be null and void. Certificates representing shares of New Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE CERTIFICATE OF DESIGNATIONS SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

V. RESERVATION OF SHARES OF COMMON STOCK

A. If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any three consecutive Trading Days (the last of such three Trading Days being the “Authorization Trigger Date”) shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, after taking into account the conversion limitations contained in Article IV.C.(i) and without taking into account the limitations on conversion set forth in Article IV.C.(ii), of all of the New Preferred Stock (i) then outstanding, (ii) then issuable, directly or indirectly, upon exercise or otherwise in respect of all outstanding or then issuable Warrants and (iii) then issuable as the payment of dividends on the New Preferred Stock described in clause (i) or (ii) for a period of four (4) years (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of New Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to the Required Reserve Amount. Nothing contained in this Article V.A. shall limit any other rights or remedies of the holders of the New Preferred Stock hereunder or under applicable law.

VI. FAILURE TO SATISFY CONVERSIONS

A. Conversion Defaults. If, at any time, (x) a holder of shares of New Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (including without limitation because such issuance would exceed such holder’s allocated portion of the Reserved Amount, but not including because of the limitations set forth in Article IV.C.) to deliver in strict accordance with the terms hereof, on or prior to the last Trading Day of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides written notice to any holder of New Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designations (each of (x) and (y) being a “Conversion Default”), then, in either such case, if such Conversion Default is not cured within five Trading Days of its initial occurrence, each holder of Series C Preferred Stock may elect, by delivery of a notice (the “Conversion Default Notice”) to the Corporation, to have such holder’s outstanding shares of Series C Preferred Stock redeemed out of funds legally available therefor by the Corporation. Any such redemption shall be made pursuant to the process and in the amount described in Sections A through C of Article VII (deeming the Conversion Default Notice delivered pursuant to this Article VI.A to be a “Redemption Trigger Notice” for such purpose and deeming the Conversion Default pursuant to this Article VI.A to be a “Redemption Event” for such purpose).

B. Buy-In Cure. Without limiting the other rights or remedies of the holders (including, but not limited to, the right to redemption under Article VI.A. or Article VII), unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails to timely deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of New Preferred Stock and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock (the “Cover Shares”) to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the “Sold Shares”) that such holder anticipated receiving upon such conversion (a “Buy-In”), at the election of the holder as a redemption out of funds legally available therefor, the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Cover Shares and, upon making such payment, the Corporation’s conversion obligations shall be deemed satisfied and the New Preferred Stock that was tendered pursuant to the Notice of Conversion shall thereupon be cancelled and the holder shall not have any further right or remedy against the Corporation with respect to such shares of New Preferred Stock that were tendered pursuant to the Notice of Conversion. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B. The Corporation shall make any payments required pursuant to this Article VI.B in accordance with and subject to the provisions of Article XIII.E.

VII. SERIES C PREFERRED STOCK REDEMPTION RIGHTS

A. Redemption Events. In the event (each of the events described below after expiration of the applicable cure period (if any) being a “Redemption Event”) that any of the following occur without the prior approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders, but only if such approval expressly specifies that the Requisite Holders signing the consent are consenting for purposes of this Article VII:

(i) the Corporation shall fail to observe or perform any covenant, condition or agreement contained in this Certificate of Designations or any of the Transaction Documents (as defined in the Securities Purchase Agreement) (including, without limitation, the failure to obtain approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders under Article XII, but excluding those covenants referred to below in paragraphs (iii) and (iv)), which failure is not cured within eight Trading Days after receiving notice of such default sent by a holder of New Preferred Stock;

(ii) the failure of the Common Stock to be listed on a Trading Market for a period of 20 consecutive Trading Days;

(iii) the Corporation provides written notice (or otherwise indicates in writing) to any holder of New Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue shares of Common Stock to any holder of New Preferred Stock upon conversion in accordance with the terms of this Certificate of Designations (other than due to the circumstances contemplated by Article V, for which the holders shall have the remedies set forth in such Article), which notice or announcement is not rescinded within five Trading Days and provided that the Requisite Holders elect in writing to designate such event as a Redemption Event;

(iv) the Corporation shall fail to timely deliver the shares of Common Stock as and when required herein for any reason (not including because of the limitations set forth in Article IV.C.), which failure is not cured within five Trading Days and provided that the Requisite Holders elect in writing to designate such event as a Redemption Event;

(v) any material representation or warranty made by the Corporation or any of its subsidiaries in the Securities Purchase Agreement shall prove to have been materially false or incorrect or breached in a material respect, in each case as of the date made, provided that the Corporation receives written notice of the breach or alleged falsity from any holder of Series C Preferred Stock within one year from the consummation of a Strategic Transaction and such breach or alleged falsity is not cured within five Trading Days of the receipt of such written notice;

(vi) the Corporation or any of its subsidiaries shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (d) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (e) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (f) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (g) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(vii) a proceeding or case shall be commenced in respect of the Corporation or any of its subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Corporation or any of its subsidiaries or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Corporation or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Corporation and shall continue undismissed, or unstayed and in effect for a period of 60 days;

(viii) the Corporation consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act;

(ix) there shall be any SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock for a period of 20 consecutive Trading Days;

(x) there shall be a determination by the SEC or the Corporation such that the Corporation’s representations, warranties or covenants set forth in Section 2.1(hh) of the Securities Purchase Agreement are breached or inaccurate, which breach or inaccuracy is not cured within five Trading Days of such determination;

(xi) the Corporation consummates a Change of Control;

(xii) the Corporation shall not have consummated a Strategic Transaction by the date that is the nine months following the Closing Date (a “Nine Month Redemption Event”);

(xiii) the Corporation shall fail to file any Form 8-K, Form 10-Q or Form 10-K, as applicable, as and when required by Section 3.7(c) of the Securities Purchase Agreement for any reason, including as a result of the failure of the Corporation to secure the approvals required by Section 3.7 of the Securities Purchase Agreement; or

(xiv) the Corporation shall file a Form 8-K disclosing that the Corporation’s Net Cash (as defined in the Securities Purchase Agreement) as of the date specified in such Form 8-K is less than the Net Cash reflected for such date in the applicable previously disclosed and approved Net Cash Schedule (as defined in the Securities Purchase Agreement);

then, upon (i) the occurrence of any such Redemption Event, and (ii) the affirmative election delivered to the Corporation by the Requisite Holders to permit a redemption in accordance with this paragraph (the “Redemption Trigger Notice”), each holder of shares of Series C Preferred Stock shall thereafter have the option by delivery of a notice (the “Redemption Event Notice”) to the Corporation prior to the Redemption Date (defined below) to require the Corporation to redeem for cash, out of funds legally available therefor, all of the then outstanding shares of Series C Preferred Stock held of record by such holder for an amount per share equal to the Redemption Event Amount in effect at the time of the redemption hereunder. Upon the Corporation’s receipt of any Redemption Trigger Notice hereunder, the Corporation shall immediately (and in any event within one Trading Day following such receipt) deliver a written notice (a “Redemption Announcement”) to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Trigger Notice. The Corporation shall not redeem any shares of Series C Preferred Stock during the three Trading Day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three Trading Day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Event Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder. On the fifth Trading Day following the date of the delivery of the Redemption Trigger Notice (the “Redemption Date”), the Corporation shall, out of funds legally available therefor, redeem all shares of Series C Preferred Stock subject to all Redemption Event Notices received by the Corporation prior to such date. For the avoidance of doubt: (A) the occurrence of a Redemption Event shall not preclude the occurrence of one or more subsequent Redemption Events, and (B) if a Nine Month Redemption Event shall occur and, prior to the delivery of a Redemption Trigger Notice, the Corporation consummates a Strategic Transaction, then the Nine Month Redemption Event shall be waived and the redemption right under Article VII.A(xii) shall terminate.

B. Definition of Redemption Event Amount. The “Redemption Event Amount” with respect to a share of Series C Preferred Stock means: (1) with respect to a Nine Month Redemption Event, an amount equal to the sum of (A) all accrued and unpaid dividends on such share of Series C Preferred Stock and (B) the Face Amount for each such share of Series C Preferred Stock, and (2) with respect to any Redemption Event other than a Nine Month Redemption Event, an amount equal to the greater of (i) the Face Amount plus all accrued and unpaid dividends on such share of Series C Preferred Stock and (ii) an amount determined by the following formula:

(V / CP) x M

where:

“V” means the Face Amount plus all accrued and unpaid dividends on such share of Series C Preferred Stock;

“CP” means the Conversion Price in effect on the date on which the Corporation receives the Redemption Event Notice; and

“M” means the Closing Sales Price on the date on which the Corporation receives the Redemption Trigger Notice.

C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Event Amount with respect to any share of Series C Preferred Stock within five Trading Days after its receipt of a Redemption Event Notice, then the holder of Series C Preferred Stock entitled to redemption shall be entitled to an additional amount of cash equal to interest on the applicable Redemption Event Amount (excluding the interest payable pursuant to this paragraph) at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Event Notice until the date of payment of the applicable Redemption Event Amount hereunder. Such interest shall be deemed a cash payment to be made upon redemption of the Series C Preferred Stock out of funds legally available therefor. In the event the Corporation does not have sufficient funds legally available to redeem all of the shares of Series C Preferred Stock subject to Redemption Event Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall use all funds legally available to redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Event Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Event Notices delivered prior to the date upon which such redemption is to be effected, and shall redeem all the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

D. Redemption Right Waivers.

(i) Any and all Redemption Events that may have occurred prior to the consummation of a Strategic Transaction and for which a Redemption Trigger Notice has not been delivered to the Corporation shall be deemed irrevocably waived if the Requisite Holders approve a Strategic Transaction.

(ii) Unless the Corporation and the Requisite Holders agree in writing to a longer period of time, if a Redemption Event Notice is not tendered to the Corporation within two years from the date of the occurrence of a particular Redemption Event, then the resulting redemption rights under this Article VII, solely with respect to that particular Redemption Event, shall be irrevocably waived.

(iii) Any redemption rights arising under this Article VII that are waived either by operation of Article VII.D or upon the written approval of the Requisite Holders shall be binding on all holders of Series C Preferred Stock.

VIII. RANK

All shares of the New Preferred Stock shall rank (i) senior to (a) the Corporation’s Common Stock; (b) the Common Stock Equivalents in existence as of the Closing Date; and (c) any Common Stock Equivalents and any Other Stock created after the Closing Date (unless, with the consent of the Requisite Holders obtained in accordance with Article XII hereof, such Common Stock Equivalents or Other Stock specifically, by their terms, rank senior to or pari passu with the New Preferred Stock) (collectively with the Common Stock and the Common Stock Equivalents in existence as of the Closing Date, “Junior Securities”); (ii) pari passu with any Common Stock Equivalents and Other Stock created after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XII hereof) specifically ranking, by their terms, on parity with the New Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any Common Stock Equivalents or Other Stock created after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XII hereof) specifically ranking, by their terms, senior to the New Preferred Stock (collectively, the “Senior Securities”), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Each share of New Preferred Stock shall rank pari passu with each other share of New Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IX. LIQUIDATION PREFERENCE

A. If (i) the Corporation shall (1) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, (2) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (3) make an assignment for the benefit of its creditors, (ii) a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days, or (iii) the Corporation sells or transfers all or substantially all of its assets in one transaction or in a series of related transactions and, on account of any such event as set forth in clauses (i), (ii) or (iii), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of New Preferred Stock shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the New Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the New Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

C. The “Liquidation Preference” with respect to a share of New Preferred Stock means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.

X. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this paragraph, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. With respect to each share of New Preferred Stock, if, at any time after the Closing Date, there shall be (i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of New Preferred Stock), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article X.A., (ii) any Change of Control or any merger, conversion, consolidation or other business combination, in each case pursuant to which the Common Stock (but not such share of New Preferred Stock) is converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such stock or securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or any combination of the foregoing, or (iii) any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of New Preferred Stock) are converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of (i) — (iii) above being a “Corporate Change”), then the holder of such share of New Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of New Preferred Stock had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article IV. The Corporation shall not effect any Corporate Change unless (i) each holder of New Preferred Stock has received written notice of such transaction at least 20 days prior thereto, but in no event later than 10 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) the Requisite Holders approve (by vote or written consent, as provided by the DGCL) such transaction in writing or at a meeting, and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Requisite Holders) the obligations of this Certificate of Designations. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of New Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C. Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock other than a dividend for which an adjustment is provided under Section A. or Section D. of this Article X.), by way of return of capital or otherwise (including, without limitation, any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of New Preferred Stock shall be entitled, upon any conversion of shares of New Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the New Preferred Stock, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of New Preferred Stock receives such right, warrant or option pursuant to the conversion thereof.

D. Purchase Rights. If, at any time after the Closing Date, the Corporation issues any securities (“Purchase Rights”) that are convertible into or exercisable or exchangeable for or impart a right to purchase securities other than Common Stock or Common Stock Equivalents (whether of the Corporation or any subsidiary of the Corporation) pro rata to the record holders of any class of Common Stock, then the holders of New Preferred Stock will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the New Preferred Stock (without giving effect to the limitations contained in Article IV) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

E. Adjustment Due to Dilutive Issuances.

(i) Dilutive Issuance. Except as otherwise provided in Paragraphs A, B and F of this Article X, if and whenever the Corporation issues or sells, or in accordance with Article X.E.(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date for such shares of Common Stock (a “Dilutive Issuance”), then effective immediately upon the such Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance, provided that such adjustment may be reversed as set forth below.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i), the following will be applicable:

(a) Issuance of Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Common Stock Equivalents (such warrants, rights and options to purchase Common Stock or Common Stock Equivalents are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Common Stock Equivalents, if applicable) is less than the Conversion Price (in effect on the Measurement Date of such Options) (“Below Conversion Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Conversion Price Options although the forfeiture or expiration of any such Below Conversion Price Options may result in a subsequent increase in the Conversion Price as set forth below.

(b) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells any Common Stock Equivalents, whether or not immediately exercisable, convertible or exchangeable (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange of such Common Stock Equivalents is less than the Conversion Price (in effect on the Measurement Date for such Common Stock Equivalents), then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents will, as of the date of the issuance of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Common Stock Equivalents, although the forfeiture or expiration of any such Common Stock Equivalent may result in a subsequent increase in the Conversion Price as set forth below.

(c) Expiration of Options or Common Stock Equivalents. If any Dilutive Issuance is deemed to have occurred as a result of the issuance of Below Conversion Price Options or the issuance of Common Stock Equivalents at a price per share below the Conversion Price (each, a “Dilutive Instrument”), and if the Dilutive Instrument expires, terminates or is otherwise forfeited without having been exercised, converted or exchanged in any manner whatsoever that has resulted in the issuance of any shares of Common Stock or Common Stock Equivalents, then in each case, the adjustment to the Conversion Price made upon the issuance of such Dilutive Instrument shall be reversed; provided, however, that any such reversal shall not impact any Conversion Price adjustment made as a result of any other Dilutive Issuance; and provided further, however, such reversal shall not impact the Conversion Price for any conversion of New Preferred Stock with respect to which conversion the Conversion Date is prior to such reversal.

(iii) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of consideration payable to the Corporation upon the exercise of any Options; (b) the amount of consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Common Stock Equivalents; or (c) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock, such change shall be deemed to be a new issuance of such Option or Common Stock Equivalent as of the date of such change for purposes of this Article X.E., and the Conversion Price in effect at the time of such change will be readjusted in accordance with Paragraphs (i), (ii) or (iii) of this Article X.E., as applicable.

(iv) Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration as determined by a majority of the Board of Directors and the Requisite Holders, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt; in the event that the Board of Directors and the Requisite Holders cannot agree on the value of such consideration, then the matter shall be promptly submitted to an independent accountant mutually agreed upon by the Board of Directors and the Requisite Holders, whose determination shall be binding, absent manifest error. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalents, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Common Stock Equivalents are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, no deduction shall be made to the issuance price of any such securities to account for the fair value of any of the other securities issued, granted or sold in conjunction therewith or as part of the same transaction or series of related transactions. An adjustment pursuant to this Article X shall be made, if applicable, for each separate security issued, granted or sold as if such security was not issued, granted or sold in conjunction with any other security as part of a single transaction or in a series of related transactions.

(v) No adjustment shall be made pursuant to this Paragraph E (other than a reversal pursuant to subparagraph (ii)(c)) if such adjustment would result in an increase in the Conversion Price.

F. Adjustment of Conversion Price Upon Redemption Event. If, at any time on or after the Closing Date, a Redemption Event shall have occurred as a result of any of the events described in subparagraphs (i), (iii), (iv), (v), (x), (xi), (xiii) or (xiv) of Article VII.A., then the Conversion Price shall immediately and automatically be reduced to 10% of the Conversion Price in effect immediately prior to such Redemption Event.

G. Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) except in the case of Article X.E.(iii), upon the conversion or exercise of any warrants, options or convertible securities issued and outstanding on the Closing Date that are set forth on Schedule 2.1(c) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted to or exercised by any employee, director or consultant under any stock option, employee stock purchase or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved (by vote or written consent, as provided by the DGCL) by a majority of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon issuance or conversion of the New Preferred Stock or exercise of the Warrants, or (iv) upon the issuance of securities approved (by vote or written consent, as provided by the DGCL) by the Requisite Holders, which approval specifies that the issuance is intended to be exempt hereunder.

H. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of New Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of New Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of New Preferred Stock.

XI. VOTING RIGHTS

The holders of the New Preferred Stock have no voting power whatsoever, except as otherwise required by the DGCL in this Article XI and in Article XII below.

Notwithstanding the above, the Corporation shall provide each holder of New Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 20 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the DGCL the vote of the holders of the New Preferred Stock, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Requisite Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by such class; provided, however, that if the DGCL requires only the separate vote of any one or more, but not all, of the series of New Preferred Stock, the affirmative vote of at least 66-2/3% of the voting power of such one or more series, voting together as a single class, shall constitute the approval of such action by the New Preferred Stock in lieu of the approval of the Requisite Holders. To the extent that under the DGCL holders of the New Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of New Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C.(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of any series of New Preferred Stock into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of any series of New Preferred Stock into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 66-2/3% of the voting power of such series of New Preferred Stock to be combined or subdivided, voting as a separate class.

XII. PROTECTION PROVISIONS

So long as at least 1,000 shares of New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) are outstanding, or after all of the Cash Warrants have been fully exercised, at least 3,000 shares of New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) are outstanding, the Corporation shall not, and shall not allow any of its subsidiaries to, take any of the following actions (in each case whether by merger, consolidation, conversion or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders:

A. amend, alter, change or repeal the rights, powers, preferences or privileges of the New Preferred Stock so as to affect the New Preferred Stock adversely; provided, however, that if such amendment, alteration, change or repeal would affect adversely the rights, powers, preferences or privileges of any one or more series of New Preferred Stock but shall not so affect each series of New Preferred Stock, this subparagraph A. shall require the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 66-2/3% of the voting power of the one or more series of New Preferred Stock adversely affected, voting together as a single class, in lieu of the approval of the Requisite Holders required by this subparagraph A;

B. amend, alter, change or repeal any provision of the Certificate of Incorporation of the Corporation (including, for the avoidance of doubt, any Certificate of Designation or Certificate of Designations (including this Certificate of Designations) filed pursuant to Section 151(g) of the DGCL);

C. redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or declare or pay any dividend or make any Distribution or other distribution on or with respect to, any capital stock, other than (i) under this Certificate of Designations with respect to the New Preferred Stock or (ii) in connection with the redemption of unvested shares of Common Stock issued pursuant to equity compensation plans or arrangements;

D. increase the par value of the Common Stock;

E. enter into a definitive agreement that, if consummated, would represent, or take any other corporate action that would represent, a Strategic Transaction;

F. enter into a definitive agreement that, if consummated, would result in, or take any other corporate action that would result in, a Change of Control, Corporate Change or Liquidation Event;

G. file a registration statement under the Securities Act of 1933, as amended (the “Act”), relating to the sale of any securities of the Corporation, other than registration statements filed on Form S-8 and any successor thereto; or

H. (i) issue, sell, transfer from the Corporation or distribute any capital stock or other equity security of the Corporation or any subsidiary of the Corporation including, without limitation, Common Stock, Options, Purchase Rights or Common Stock Equivalents, whether for no consideration or for cash consideration, property, services or other exchange, (ii) issue, sell, transfer from the Corporation or distribute any promissory note or other instrument evidencing indebtedness for borrowed money, whether for no consideration or for cash consideration, property, services or other exchange, or (iii) incur indebtedness for borrowed money by the Corporation or any subsidiary of the Corporation, whether for no consideration or for cash consideration, property, services or other exchange.

Notwithstanding anything to the contrary contained herein, nothing in this Article XII, shall require the consent of the Requisite Holders for (i) issuances of shares of Common Stock or options to employees, officers, directors, or consultants of the Corporation pursuant to any stock option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employees directors established for such purpose, duly approved (by vote or written consent, as provided by the DGCL) by the Corporation’s stockholders and described in the Public Filings (as described in the Securities Purchase Agreement); (ii) issuances of securities upon the exercise, exchange of or conversion of any Common Stock Equivalents issued and outstanding on the Closing Date and described in the Public Filings, provided that such securities have not been amended since the Closing Date (other than adjustments due to stock splits or recapitalization events) to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (iii) the issuance of any Common Stock or Common Stock Equivalents under the terms of the Securities Purchase Agreement or the Warrants (including in connection with any adjustments to the conversion price of any such securities pursuant to their terms).

XIII. MISCELLANEOUS

A. Cancellation of New Preferred Stock. If any shares of New Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or redeemed to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as New Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of New Preferred Stock (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of New Preferred Stock represented by such Preferred Stock Certificate(s).

C. Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of New Preferred Stock based on the number of shares of New Preferred Stock issued to each holder and issuable to each holder upon exercise of all outstanding Warrants then held of record by such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of New Preferred Stock based on the number of shares of New Preferred Stock held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any New Preferred Stock or Warrants shall be allocated to the remaining holders of shares of New Preferred Stock and Warrants, pro rata based on the number of shares of New Preferred Stock and the number of shares of New Preferred Stock underlying the Warrants then held of record by such holders.

D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the Closing Date occurs and thereafter so long as any shares of New Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder upon its written request a written report notifying such holder of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of New Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of New Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the New Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the New Preferred Stock before the Corporation would exceed the Reserved Amount. In addition, the Corporation shall provide (or cause its transfer agent to provide), as promptly as practicable delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) — (iv) of this Paragraph D as of the date of such request.

E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the holder within ten Trading Days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such ten Trading Day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law until such amount is paid in full to the holder. Such amount shall be deemed to be paid as a redemption out of funds legally available therefor on the shares of New Preferred Stock giving rise to such default.

F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of New Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of New Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Delivery Period with respect to a conversion of New Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Delivery Period) the holder shall regain the rights of a holder of New Preferred Stock with respect to such unconverted shares of New Preferred Stock and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert New Preferred Stock.

G. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of New Preferred Stock granted hereunder may be waived as to all shares of New Preferred Stock (and the holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required; provided, however, that if a waiver would affect adversely the rights, powers, preferences or privileges of any one or more series of New Preferred Stock but shall not so affect the rights, powers, preferences or privileges of each series of New Preferred Stock, this paragraph shall require the written consent of the holders of at least 66-2/3% of the voting power (or such higher percentage required by applicable law) of such one or more series of New Preferred Stock adversely affected, voting together as a single class, in lieu of the written consent of the Requisite Holders required by this paragraph.

H. Reference to Other Agreements and Documents. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

I. Severability. If any term of any series of New Preferred Stock is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of such series of New Preferred Stock as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of any series of New Preferred Stock will be deemed dependent upon any other such term unless so expressed in this Certificate of Designations.

J. Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event (defined below), and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform. For purposes of this Section, “Force Majeure Event” shall mean the occurrence of any of the following events: (a) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or FINRA; (b) a general banking moratorium shall have been declared by any of federal, New York or California authorities; (c) an act of war, terrorism or hostility shall have occurred, or (d) a strike, fire, flood, earthquake, accident or other calamity or Act of God shall have occurred.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 25th of May, 2010.

La Jolla Pharmaceutical Company

By: /s/ Deirdre Gillespie
Name: Deirdre Gillespie
Title: President and Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the [Series C-1] [Series C-2] [Series D-1] [Series D-2] Preferred Stock)

The undersigned hereby irrevocably elects to convert [insert number of shares to nearest 1/1000th] shares of [Series C-1] [Series C-2] [Series D-1] [Series D-2] Preferred Stock (the “Conversion”), represented by stock certificate No(s).        (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of La Jolla Pharmaceutical Company (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series C-1 Convertible Preferred Stock, Series C-2 Convertible Preferred Stock, Series D-1 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is       ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”) and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the [Series C-1] [Series C-2] [Series D-1] [Series D-2] Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock beneficially owned

(determined in accordance with Section 13(d) of the

Exchange Act):

Signature:

Name:

Address: